EXHIBIT 15

July 31, 2007

PacifiCorp
825 N.E. Multnomah Street
Portland, Oregon

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of PacifiCorp and its subsidiaries for the periods ended June 30, 2007 and 2006, as indicated in our report dated July 31, 2007; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, is incorporated by reference in Registration Statements Nos. 333-140661 and 333-128134 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
Portland, Oregon